Exhibit 99.1

Company Contact:	Media Contact:	Investor Relations:

TeleCommunication Systems, Inc.	Welz & Weisel Communications	Liolios Group, Inc.
Meredith C. Allen	Evan Weisel	Scott Liolios
410-295-1865	703-218-3555	949-574-3860
mallen@telecomsys.com	evan@w2comm.com	info@liolios.com
TeleCommunication Systems Executes Definitive Agreement
to Acquire Networks In Motion, Inc.
ANNAPOLIS, MD — December 1, 2009— TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a leading provider of mission-critical wireless communications, today announced that it has entered into a definitive merger agreement to acquire Networks In Motion, Inc., a privately held provider of wireless navigation solutions for GPS-enabled mobile phones headquartered in Aliso Viejo, California, for an aggregate of $170 million. The merger consideration will be paid in a combination of cash, TCS common stock and promissory notes. Networks in Motion’s Board of Directors has unanimously adopted the merger agreement and recommended its approval by Networks in Motion’s stockholders.
The acquisition accelerates TCS’ position in enabling mobile operators to offer enhanced location-based data services. “Location-based services are experiencing substantial growth and we believe that this is the right time to invest to strengthen our participation in this space,” said Maurice B. Tosé, chief executive officer of TCS. “We believe the combination of Networks in Motion applications with our current offerings of carrier infrastructure and applications for location-based services will enhance our value proposition for this exciting market.”
“TCS provides an ideal opportunity for us to achieve our goals of leadership in location-based services on a faster and much larger scale,” said Doug Antone, chief executive officer of Networks in Motion. We look forward to becoming an integral part of the TCS family.”
The transaction is subject to the terms and conditions of the merger agreement, the approval of Network in Motion’s stockholders, and customary regulatory clearance and other closing conditions. The transaction is expected to close in December 2009. Following the closing of the transaction, TCS will provide additional information about the transaction and will host an investor conference call.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of securities of TCS or Networks in Motion and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The shares of TCS common stock, both series of notes and the shares of TCS common stock which may be issued in lieu of payment in cash for one of the series of notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. TCS has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of TCS Common Stock issued in connection with the transaction.

Raymond James & Associates served as financial advisor to TCS in this transaction. Networks in Motion was advised by Jefferies & Co.
About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) engineers and delivers highly reliable wireless communications technology. TCS is a leader in wireless text messaging and location-based technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services. Customers include leading wireless and VoIP carriers around the world, cable MSOs, automotive telematics vendors, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS is one of six primary vendors on a $5 billion Army Worldwide Satellite Systems Contract vehicle. For more information, visit www.telecomsys.com.
About Networks In Motion, Inc.
With Networks in Motion’s services on your mobile phone, anywhere you go feels like home. For almost a decade, NIM has helped millions of wireless users on the world’s largest carrier networks make smarter, faster real-time decisions about where they are and where they want to go. Using patented Hyper-local Search and the NAVBuilder platform, NIM makes finding, selecting, and “getting there” easy. NIM is a recognized pioneer in consumer mobile Software as a Service (SaaS). The company’s mobile discovery service has become one of the most relied on and trusted mobile services on the handset. NIM now provides leading turn-by-turn navigation to carriers and their customers in 38 countries, and in 10 languages. For more information on NIM visit www.networksinmotion.com.
Forward-Looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated, including those risk factors included in our filings with the Securities and Exchange Commission such as in our Annual Report of Form 10-K, as amended, for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) the Company believes it is the right time to invest to strengthen the Company’s participation in the location-based services space, (b) that the transaction is expected to close in December 2009 and (c) that the Company believes the transaction will enhance the Company’s value proposition in the location-based services market.
Additional risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission. These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for TCS products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, (viii) evaluate and execute acquisitions and investments, (ix) not incur substantial costs from product liability claims relating to its software, and (x) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.
###